Exhibit 23.1

                                     Consent







KPMG LLP
Chartered Accountants
Yonge Corporate Centre
4120 Yonge Street, Suite 500
Toronto, ON  M2P 2B8
CANADA


The Board of Directors
AT&T Canada Inc.


Dear Sirs:

                              Accountants' Consent


We consent to the use of our report dated January 29, 2001 with respect to the consolidated balance sheets of AT&T Canada Inc. as at December 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2000, which report is incorporated by reference in this Form S-8 of AT&T Canada Inc., and to the reference to our firm under the heading "Interests of Names Experts and Counsel" in such registration statement.

Yours very truly,


Chartered Accountants

Toronto, Ontario